CONTINGENT WARRANT AGREEMENT

          THIS CONTINGENT WARRANT AGREEMENT (this "Agreement"), dated as of September 30, 1999, is among Advanced Lighting Technologies, Inc., an Ohio corporation (the "Company"), General Electric Company, a New York corporation ("Purchaser"), Wayne R. Hellman ("Hellman"), Hellman, Ltd., an Ohio limited liability company ("Hellman Ltd."), Wayne R. Hellman, as voting trustee under Voting Trust Agreement dated October 10, 1995, Alan J. Ruud ("Ruud"), and Alan
J.  Ruud,  as voting trustee under Voting Trust Agreement dated January 2, 1998.

          The  parties  hereto  agree  as  follows:

                                    SECTION 1

                                   DEFINITIONS

          The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          "Accountant's  Certificate"  shall have the meaning provided in clause
f.  of  Section  2.2.

          "Affiliate" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Contingent Warrant Agreement as originally executed and as amended, modified or supplemented from time to time.

          "Appraised Value" shall mean, in respect of any Common Share on any date herein specified, the fair saleable value of such Common Share (determined without giving effect to the discount for (i) a minority interest, or (ii) any lack of liquidity of the Common Share, or (iii) to the fact that the Company may have no class of equity registered under the Exchange Act) based on the equity value of Company, as determined by an investment banking or valuation firm selected in accordance with the following sentences, divided by the number of Common Shares outstanding on a Fully Diluted Basis as determined in accordance with GAAP (assuming the payment of the exercise prices for such shares). The determination of the Appraised Value per Common Share shall be made by an investment banking or valuation firm of nationally recognized standing selected by the Company and acceptable to Purchaser. If the investment banking or valuation firm selected by Company is not acceptable to Purchaser and the Company and Purchaser cannot agree on a mutually acceptable investment banking or valuation firm, then Purchaser and the Company shall each choose one such investment banking or valuation firm and the respective chosen firms shall agree on another investment banking or valuation firm which shall make the determination. The Company shall retain, at its sole cost, such investment banking or valuation firm as may be necessary for the determination of Appraised Value required by the terms of this Agreement.

          "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required to be closed in the State of New York.

          "Common Shares" shall mean the Common Shares, par value $.001, of the Company.

          "Company" shall mean Advanced Lighting Technologies, Inc., an Ohio corporation.

          "Company Beneficial Owner" shall have the meaning provided in Section 2.3.

          "Contingent  Shares"  shall  have the meaning provided in Section 2.1.

          "Conversion Shares" shall mean the Common Shares to be issued upon the conversion of Series A Shares.

          "Current Market Price" shall mean, in respect of any Common Share on any date herein specified, if there shall then be a public market for the Common Shares, the average of the daily market prices for twenty (20) consecutive Business Days immediately preceeding such date or, if there is no such public market, the Appraised Value per Common Share. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange or NASDAQ-NMS on which such Common Shares are then listed or admitted to trading, or (ii) if no sale takes place on such day on any such exchange or NASDAQ-NMS, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or NASDAQ-NMS, or
(iii) if the Common Shares are not then listed or admitted to trading on any stock exchange or NASDAQ-NMS, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the NASDAQ or the National Quotation Bureau, Inc., or (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the Company and Purchaser or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Company and one of which shall be selected by Purchaser.

          "EBITDA" shall mean, for any period and without duplication, net earnings (loss) of the Company and its Subsidiaries determined on a consolidated basis for such period plus the sum of the following amounts (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization expense for such period, plus (ii) Interest Expense for such period, plus (iii) the amount of any reduction pursuant to the proviso of the definition of Interest Expense in this Section 1, plus (iv) income tax expense in respect of such period, minus (v) extraordinary gains and gains from sales of assets for such period, plus (vi) extraordinary losses and losses from sales of assets for such period. EBITDA shall be determined using generally accepted accounting principles and practices in effect on the date of this Agreement.

          "EBITDA Ratio" shall mean, for any period of determination, the ratio of (i) EBITDA to (ii) Interest Expense.

          "Excess Hellman Shares Proxy" shall mean the irrevocable proxy granted by Wayne R. Hellman, individually, Wayne R. Hellman, in his capacity as trustee of the Hellman Voting Trust, and Hellman Ltd. to Purchaser, the form of which is attached hereto as Exhibit A, to, among other things, vote the Excess Hellman Shares.

          "Excess Hellman Shares" shall mean that number of Common Shares equal to the sum of the number of Hellman Option Shares and the Ruud Option Shares.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "First Contingent Warrant" shall have the meaning provided in subclause (vi) of clause c. of Section 2.2.

          "Fully Diluted Basis" means, with respect to any determination or calculation, that such determination or calculation is performed on a fully diluted basis (assuming the issuance of all Common Shares issuable under any then outstanding options, warrants or convertible securities of any kind) determined in accordance with GAAP for purposes of determining book value or net income per share.

          "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof and consistently applied and maintained throughout the period indicated. Whenever any accounting term is used herein which is not otherwise defined, it shall have the meaning ascribed thereto under GAAP.

          "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case to the extent the same has jurisdiction over the Person or property in question, including, but not limited to, any governmental authority, agency, board, commission, court, department or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory groups of which the Company, any Subsidiary or Purchaser is a member or is subject.

          "Hellman Ltd." shall mean Hellman Ltd., an Ohio limited liability company.

          "Hellman Option Shares" shall mean Common Shares owned by Wayne R. Hellman, individually, in an amount equal to fifty percent (50%) of the Total Option Shares.

          "Hellman Option Shares Proxy" shall mean the irrevocable proxy granted by Wayne R. Hellman, individually, to Purchaser, the form of which is attached hereto as Exhibit B, to, among other things, vote the Hellman Option Shares.

          "Hellman Shares" shall mean, collectively, all Common Shares held, of record or beneficially, by Wayne R. Hellman, individually, Wayne R. Hellman, in his capacity as trustee of the Hellman Voting Trust, and Hellman Ltd.

          "Hellman Shares Proxy" shall mean the irrevocable proxy granted by Wayne R. Hellman, individually, Wayne R. Hellman, in his capacity as trustee of the Hellman Voting Trust, and Hellman Ltd. to Purchaser, the form of which is attached hereto as Exhibit C, to, among other things, vote the Net Hellman Shares.

          "Hellman Voting Trust" shall mean the Voting Trust Agreement, dated as of October 10, 1995, as amended, between Wayne R. Hellman, as voting trustee, and certain shareholders of the Company. As used herein, the term Hellman Voting Trust shall include any irrevocable proxies granted to Wayne R. Hellman with respect to shares withdrawn from the Hellman Voting Trust and deposited in margin accounts by the beneficial holders thereof.

          "Interest Expense" shall mean, for any period (a) the total consolidated interest expense of the Company and its Subsidiaries determined on a consolidated basis and in any event shall include all interest expense with respect to any indebtedness in respect of which the Company or any Subsidiary is wholly or partially liable excluding interest on indebtedness to the Company from any Subsidiary and interest on indebtedness to any Subsidiary from the Company; provided, however, the amount of interest expense determined in accordance with GAAP for any period shall be reduced by any amortization of deferred financing costs in an amount up to but not exceeding $125,000 with respect to any single fiscal quarter, minus (b) gross interest income of the Company and its Subsidiaries determined on a consolidated basis.

          "NASDAQ Approval" shall mean approval of the transactions contemplated by the Stock Purchase Agreement by the shareholders of the Corporation pursuant to NASDAQ Rule 4460(i)(D).

          "Net Hellman Shares" shall mean the Hellman Shares less that number of Common Shares that are represented by the Hellman Option Shares Proxy plus the Ruud Option Shares Proxy.

          "Net Ruud Shares" shall mean the Ruud Shares less that number of Common Shares that are represented by the Ruud Option Shares Proxy.

          "Option Agreement" shall mean the Option Agreement, of even date herewith, among Purchaser, Hellman and Ruud, under which Purchaser is granted an option to purchase the Hellman Option Shares and the Ruud Option Shares.

          "Permitted Issuances" shall mean (i) the issuance or conversion of options issued pursuant to any stock option plan, employee incentive plan, employee stock purchase plan or employee retirement and savings plan approved by the Company's Board of Directors, (ii) the issuance of Conversion Shares, Contingent Shares or Warrant Shares, and (iii) the issuance of Common Shares to satisfy obligations in respect of acquisitions of securities or assets of any Person, provided (A) such contracts were entered into prior to September 30, 1999, and (B) the number of Common Shares subject to this subclause (iii) shall not exceed 110,000 in the aggregate.

          "Person" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

          "Preferred  Shares"  shall  mean  the  Series  A  Shares.

          "Proceeding"  shall  have  the  meaning  provided  in  Section  2.3.

          "Purchaser" shall mean General Electric Company, a New York corporation.

          "Required  Ratio"  shall  mean  2  to  1.

          "Ruud Option Shares" shall mean Common Shares owned by Alan J. Ruud, individually, in an amount equal to fifty percent (50%) of the Total Option Shares.

          "Ruud Option Shares Proxy" shall mean the irrevocable proxy granted by Alan J. Ruud, individually, to Purchaser, the form of which is attached hereto as Exhibit D, to, among other things, vote the Ruud Option Shares.

          "Ruud Shares" shall mean, collectively, all Common Shares held, of record or beneficially, by Alan J. Ruud, individually, and Alan J. Ruud, in his capacity as trustee of the Ruud Voting Trust.

          "Ruud  Shares  Proxy" shall mean the irrevocable proxy granted by Alan
J. Ruud, individually, and Alan J. Ruud, in his capacity as trustee of the Ruud Voting Trust, to Purchaser, the form of which is attached hereto as Exhibit E, to, among other things, vote the Net Ruud Shares.

          "Ruud Voting Trust" shall mean the Voting Trust Agreement, dated as of January 2, 1998, as amended, between Alan J. Ruud, as voting trustee, and certain shareholders of the Company. As used herein, the term Ruud Voting Trust shall include any irrevocable proxies granted to Alan J. Ruud with respect to shares withdrawn from the Ruud Voting Trust and deposited in margin accounts by the beneficial holders thereof.

          "Second Contingent Warrant" shall have the meaning provided in subclause (ii) of clause d. of Section 2.2.

          "Second  Occurrence Failure" shall have the meaning provided in clause
c.  of  Section  2.2.

          "Series A Shares" shall mean shares of Series A Convertible Preferred Stock, par value $.001, of the Company.

          "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated September 28, 1999, between the Company and Purchaser.

          "Subsidiary" of the Company shall mean any other corporation of which more than 50% of the outstanding shares of capital stock having ordinary voting power for the election of directors is owned directly or indirectly by the Company, by the Company and one or more Subsidiaries, or by one or more other Subsidiaries.

          "Third  Occurrence  Failure" shall have the meaning provided in clause
d.  of  Section  2.2.

          "Total Option Shares" shall mean the number of Common Shares that when combined with all other Common Shares owned by Purchaser or its Affiliates at the time of determination will result in Purchaser having twenty-five percent (25%) of the voting power of the Company's capital stock. The time of determination of the Total Option Shares shall be the first Business Day immediately following Purchaser's receipt of the Accountant's Certificate indicating a Second Occurrence Failure.

          "Warrant" shall mean the warrant in the form of Exhibit 1 attached to the Stock Purchase Agreement.

          "Warrant Shares" shall mean Common Shares to be issued upon exercise of the Warrant.

                                    SECTION 2

                THE CONTINGENT WARRANTS AND THE CONTINGENT SHARES

          2.1 Authorization of the Contingent Shares; Agreement to Issue Securities and Provide Financial Accommodation. The Company has authorized the issuance and sale on the terms and subject to the conditions of this Agreement of such number of Common Shares as are necessary for the Company to fulfill its obligations under the provisions of Sections 2.2.c(vi) and 2.2.d(iii) of this Agreement (the "Contingent Shares"), in the event Purchaser exercises its rights under either or both of such Sections. This Agreement is and is intended to be an agreement for the issuance of securities by the Company and the providing of financial accommodation to the Company within the meaning of Section 365(c)(2) of Title 11 of the United States Code.

          2.2 EBITDA Coverage Ratio; Vesting of Rights Under Warrants; Issuance of Contingent Warrants; Proxies.

               a. The Company shall not permit the average of the Company's EBITDA Ratio for any two consecutive fiscal quarters, commencing with the average for the fiscal quarters ending September 30, 1999 and December 31, 1999, and continuing each fiscal quarter thereafter (each, a "Determination Period"), to be less than the Required Ratio.

               b.  Intentionally  Omitted.

               c. Except as provided in clause e. below and subject to compliance with the terms of the Ohio Control Share Acquisition Act, if applicable, upon the second occurrence of the EBITDA Ratio being less than the Required Ratio for any Determination Period (a "Second Occurrence Failure"):

                    (i) The Hellman Shares Proxy shall become effective upon expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of an option and a proxy in respect of the Hellman Option Shares and the Ruud Option Shares pursuant to the Option Agreement, the Hellman Option Shares Proxy and the Ruud Option Shares Proxy (the "Option Waiting Period") and from and after such date Purchaser may exercise its rights under the Hellman Shares Proxy, including, without limitation, its rights to vote the Net Hellman Shares; and

                    (ii) The Hellman Option Shares Proxy shall become effective upon expiration of the Option Waiting Period and from and after such date Purchaser may exercise its rights under the Hellman Option Shares Proxy, including, without limitation, its rights to vote the Hellman Option Shares; and

                    (iii) The Ruud Option Shares Proxy shall become effective upon expiration of the Option Waiting Period and from and after such date Purchaser may exercise its rights under the Ruud Option Shares Proxy, including, without limitation, its rights to vote the Ruud Option Shares; and

                    (iv)  Purchaser  shall  exercise  the  Warrant;  and

                    (v) Purchaser shall have the right and option to purchase the Ruud Option Shares and the Hellman Option Shares pursuant to the terms of the Option Agreement, the form of which is attached hereto as Exhibit F. The parties acknowledge and agree that in determining the number of Total Option Shares the Warrant Shares will be counted among the Common Shares owned by Purchaser. The Option Agreement shall provide, among other things, that the Options (as defined in the Option Agreement) may be exercised only after all governmental and regulatory approvals (including, without limitation, any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) necessary in connection with Purchaser's ownership of a 25% interest in the Company have been obtained and that the Option Period (as defined in the Option Agreement) shall be extended so that it expires on the later of: (A) the one-year anniversary of the date of Purchaser's receipt of the Accountant's Certificate indicating a Second Occurrence Failure and (B) the close of business on the 30th day following receipt of all necessary governmental and regulatory approvals necessary in connection with Purchaser's ownership of a 25% interest in the Company; and

                    (vi) Subject to NASDAQ Approval, the Company shall issue to Purchaser a warrant in the form attached hereto as Exhibit 2.2(c) (the "First Contingent Warrant") granting Purchaser the right to purchase, in accordance with the terms set forth in such First Contingent Warrant and at the Current Market Price (determined at the time the event giving rise to the issuance of the First Contingent Warrant occurred), that number of additional Common Shares necessary to give Purchaser a majority of the voting power of the Company's capital stock (assuming for purposes of making such determination that (A) Purchaser has fully exercised the Warrant, (B) Purchaser has not transferred, or transferred the right to vote, any Warrant Shares, Preferred Shares or Conversion Shares, and (C) Purchaser has the power and authority to vote the Hellman Shares and the Ruud Shares). The First Contingent Warrant shall be delivered to Purchaser no later than the third Business Day following the Purchaser's receipt of the Accountant's Certificate indicating a Second Occurrence Failure.

               d. Except as provided in clause e. below and subject to compliance with the terms of the Ohio Control Share Acquisition Act, if applicable, upon the third occurrence of the EBITDA Ratio being less than the Required Ratio for any Determination Period (a "Third Occurrence Failure"):

                    (i) The Ruud Shares Proxy shall become effective (provided the Option Waiting Period has lapsed as of such date) and from and after such date Purchaser may exercise its rights under the Ruud Shares Proxy, including, without limitation, its rights to vote the Net Ruud Shares; and

                    (ii) The Excess Hellman Shares Proxy shall become effective (provided the Option Waiting Period has lapsed as of such date) and from and after such date Purchaser may exercise its rights under the Excess Hellman Shares Proxy, including, without limitation, its rights to vote the Excess Hellman Shares; and

                    (iii) Subject to NASDAQ Approval, the Company shall issue to Purchaser a warrant (in addition to any First Contingent Warrant issued to Purchaser in accordance with Section 2.2.c (vi) hereof) in the form attached hereto as Exhibit 2.2(d) (the "Second Contingent Warrant") granting Purchaser the right to purchase, in accordance with the terms set forth in such Second Contingent Warrant and at the Current Market Price (determined at the time the event giving rise to the issuance of the Second Contingent Warrant occurred) that number of additional Common Shares necessary to give Purchaser a majority of the voting power of the Company's capital stock (taking into account the Hellman Shares and the Ruud Shares over which the Company has actual voting control pursuant to the provisions of this Section 2.2 and assuming for the purpose of making such determination that (A) Purchaser has fully exercised the Warrant and (B) Purchaser has not transferred, or transferred the right to vote, any Warrant Shares, Preferred Shares or Conversion Shares). The Second Contingent Warrant shall be delivered to Purchaser no later than the third Business Day following the Third Occurrence Failure.

               e. If the EBITDA Ratio for any three consecutive fiscal quarters immediately preceding a failure by the Company to meet the Required Ratio for a Determination Period, other than the first Determination Period ending December 31, 1999, is at least 2 to 1, then the failure to meet the Required Ratio for such Determination

Period (the "Most Recent Determination Period") shall not be deemed to be a "Second Occurrence Failure" or a "Third Occurrence Failure", as the case may be, for the purposes of this Section 2.2; provided, however, that the EBITDA Ratio for the last full fiscal quarter included in the Most Recent Determination Period will be the EBITDA Ratio for the first full fiscal quarter included in the determination of the Required Ratio for the Determination Period immediately succeeding the Most Recent Determination Period.

               f. The Company shall deliver to Purchaser (i) as soon as practicable following, but in no event later than the 45th Business Day following, the end of each fiscal quarter of the Company, commencing with the fiscal quarter ending December 31, 1999, an "agreed upon procedures" letter of the Company's independent certified public accountants in the form of Exhibit 2.2f(i) setting forth the calculation of the EBITDA Ratio (together with such supporting information as Purchaser may reasonably request to verify the EBITDA Ratio) for the most recently completed Determination Period, and (ii) as soon as practicable following, but in no event later than the 90th Business Day following the end of each fiscal year of the Company, commencing with the fiscal year ending June 30, 2000, a certificate of the Company's independent certified public accountants in the form of Exhibit 2.2f(ii) setting forth the calculation of the EBITDA Ratio (together with such supporting information as Purchaser may reasonably request to verify the EBITDA Ratio) for such fiscal year and for the most recently completed Determination Period and certifying that such calculations are true and correct (each such letter and certificate is referred to as an "Accountant's Certificate").

          2.3 Purchaser's Rights in the Event of Governmental Proceeding. If any action or proceeding (a "Proceeding") before any Governmental Body or agency is pending or threatened against the Company or any beneficial owner of 5% or more of any class of equity securities of the Company (a "Company Beneficial Owner"), including, without limitation, any Proceeding (i) seeking to adjudicate the Company or any Company Beneficial Owner a bankrupt or insolvent or seeking the appointment of a receiver, trustee, custodian or other similar official for it, him or her or for any substantial part of its, his or her assets, or (ii) in which the Company or any Company Beneficial Owner shall seek protection or relief under any law relating to bankruptcy, insolvency, relief or protection of debtors, and such Proceeding, directly or indirectly, prevents Purchaser from exercising or realizing any of its rights under clauses c. or d. of Section 2.2 of this Agreement, then, automatically and without further action on the part of the Company or Purchaser, Purchaser shall be entitled to simultaneously exercise or realize its rights under clauses c. and d. of Section 2.2 of this Agreement to the same extent as if there had occurred a Second Occurrence Failure and a Third Occurrence Failure.

                                    SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          3.1 Investment. At the time of any Second Occurrence Failure or a Third Occurrence Failure, and at the time of any exercise by Purchaser of any of its purchase rights under the First Contingent Warrant or the Second Contingent Warrant, Purchaser will be acquiring, respectively, the First Contingent Warrant and the Second Contingent Warrant, and the Contingent Shares, for investment for Purchaser's own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that none of the Contingent Shares have been, nor will they be (other than in accordance with the terms of the Registration Rights Agreement referred to in
Section 4.1(g)(ii) of the Stock Purchase Agreement), registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein.

                                    SECTION 4

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

          4.1 Conditions to Obligations of the Company. The obligations of the Company to issue the First Contingent Warrant and the Second Contingent Warrant are subject to the satisfaction of each of the following conditions precedent, to the extent applicable, on or before the applicable Second Occurrence Failure and Third Occurrence Failure, respectively, unless waived by the Company in writing:

               a. Representations True. All of the representations and warranties made by Purchaser to the Company in this Agreement shall be true and correct when made and, in all material respects, as of the applicable Second Occurrence Failure and Third Occurrence Failure, respectively.

               b. Regulatory Approvals. Purchaser and the Company shall have received all governmental and other approvals required under any applicable laws, statutes, orders, rules, regulations or policies, or any guidelines promulgated thereunder, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

                                    SECTION 5

                                  MISCELLANEOUS

          5.1 Expenses. The Company will pay, or reimburse Purchaser and hold Purchaser harmless against liability for the payment of, all stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement, the issuance of the First Contingent Warrant or the Second Contingent Warrant and the issuance, purchase and delivery of Contingent Shares.

          5.2 Binding Agreement; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Purchaser shall not have the right to assign this Agreement or any of its rights and obligations hereunder, except to any Affiliate of Purchaser, without the consent of the Company.

          5.3 Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

               a.   If  to  Purchaser:

                    GE  Lighting
                    1975  Noble  Rd.
                    Cleveland,  OH  44112
                    Attention:  President  and  Chief  Executive  Officer
                         Facsimile:  (216)  266-8699

               with  a  copy  to:

                    GE  Lighting
                    1975  Noble  Rd.
                    Cleveland,  OH  44112
                    Attention:  General  Counsel
                         Facsimile:  (216)  266-3856

               b.   If  to  the  Company:

                    Advanced  Lighting  Technologies,  Inc.
                    32000  Aurora  Road
                    Solon,  Ohio  44139
                    Attention:  CEO

               with  a  copy  to:

                    Cowden,  Humphrey  &  Sarlson  Co.,  L.P.A.
                    1414  Terminal  Tower
                    Cleveland,  Ohio  44113
                    Attention:  James  S.  Hogg,  Esq.
                         Facsimile:  (216)  241-2881

          5.4 Waiver. No delay on the part of any party hereto with respect to the exercise of any right, power, privilege, or remedy under this Agreement shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege, or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege, or remedy. No modification or waiver by either party hereto of any provision of this Agreement, or consent to any departure by the other party therefrom, shall be effective in any event unless in writing as set forth in Section 5.3, and then only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, each party hereto shall have the right to waive compliance by the other party with any of the provisions hereof, or to modify such provisions to a less restrictive obligation of the other party on such terms as such party shall determine, with or without prior notice to the other party.

          5.5 Remedies. The rights, powers, privileges, and remedies hereunder are cumulative and not exclusive of any other right, power, privilege, or remedy the parties hereto would otherwise have.

          5.6 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Purchaser and the Company with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.

          5.7 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

          5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          5.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          5.10 Cross-References. References in this Agreement to any section are, unless otherwise specified, to such section of this Agreement.

          5.11 Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

          5.12 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is approved in writing by the Company and Purchaser. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement.

          5.13 Term. This Agreement shall commence on the date hereof and end on the eleventh anniversary of the date hereof.

          5.14 Right to Purchase. Except for Permitted Issuances, if at any time after a Third Occurrence Failure the Company authorizes the issuance or sale of any equity securities or securities containing options or rights to acquire any shares of equity securities of the Company (any such securities or debt, the "Offered Securities"), then, subject to NASDAQ Approval, the Company shall first offer to sell the Offered Securities to Purchaser by written notice to Purchaser (the "Company Notice"). Purchaser may elect to purchase Purchaser's pro rata share (determined by the ratio of Purchaser's then existing holdings of Common Shares and Common Share equivalents (including, without limitation, Conversion Shares) to the total holdings of all shareholders of the Company on a fully diluted basis (assuming exercise of the Warrant immediately prior to the date of the applicable purchase in accordance with the terms of the Warrant) of the Offered Securities at the price and on the terms specified in the Company Notice by delivering written notice of such election to the Company within 20 days after delivery of the Company Notice. Upon the expiration of the offering period described above, the Company shall be entitled to sell such of the Offered
Securities which the Purchaser has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Purchaser. Any Offered Securities offered or sold by the Company after such 90-day period must be reoffered to the Purchaser pursuant to the terms of this
Section 5.14. The rights of Purchaser under this Section 5.14 shall terminate upon expiration of the term of this Agreement as set forth in Section 5.13 hereof.

          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in the name and on behalf of each of them by one of their respective officers, thereunto duly authorized, as of the date first above written.

               THE  COMPANY:

               ADVANCED  LIGHTING  TECHNOLOGIES,  INC.

                    By:   /s/  Wayne  Hellman

                    Name:  Wayne  Hellman
                    Title:  Chairman  &  CEO



                    /s/  Wayne  Hellman
                    -------------------
                    Wayne  R.  Hellman



                    /s/  Wayne  Hellman
                    -------------------
                   Wayne  R.  Hellman,  as  voting  trustee  under  Voting
                   Trust  Agreement  dated  October  10,  1995,  as  amended



               Hellman  Ltd.

               By:   /s/  Wayne  Hellman

               Its:  Managing  Member

               /s/  Alan  J.  Ruud
               -------------------
               Alan  J.  Ruud

               /s/  Alan  J.  Ruud
               -------------------
               Alan J. Ruud, as voting trustee under Voting Trust Agreement dated January 2, 1998, as amended



               PURCHASER:

                    GENERAL  ELECTRIC  COMPANY

               By:   /s/  Mike  S.  Zafirovski
               -------------------------------
                    Name:  Mike  S.  Zafirovski
                    Title:  President  and  CEO,  GE  Lighting